Exhibit 10.5

January 30, 2020

Dion Persson
c/o ServiceMaster Global Holdings, Inc.

150 Peabody Place

Memphis, Tennessee 38103

Re:Stay Bonus Award

Dear Dion:

 As you may know, ServiceMaster Global Holdings, Inc. (the “Company”) is exploring strategic options to divest its ServiceMaster Brands business (referred to here as the “Business”, and such potential disposition of the Business herein referred to as a “Transaction”).

Because your continued leadership is very important to the consummation of the Transaction,  the Company is prepared to offer you a retention award to ensure the Company will have the benefit of your continued service.  If you remain employed by the Company and its affiliates through either (a) the 30th day after closing of the Transaction or (b) the 30th day after a public announcement is made by the Company that the process regarding the sale of the Business is terminated (the “Announcement”) (either such earlier day, the “Milestone Date”), and subject to your satisfaction of the Release Conditions, you will be entitled to a retention bonus equal to fifty percent (50%) of your annual rate of base salary as in effect on the date of this letter agreement (the “Stay Bonus”).  Such Stay Bonus will be paid to you within five (5) business days following the date that the Release Conditions are satisfied.  The Stay Bonus shall be paid to you in cash, unless the Company determines to deliver Shares (as such term is defined in the Plan) having the same total Fair Market Value (as such term is defined in the Plan) as the amount of the Stay Bonus, with any such Shares to be delivered under the Plan.

If your employment terminates prior to any Milestone Date for any reason, you will not be entitled to receive the Stay Bonus.

For purposes of this letter agreement:

“Plan” means the Amended and Restated ServiceMaster Global Holdings Inc. 2014 Omnibus Incentive Plan, as the same may be amended and restated from time to time

“Purchaser” means the entity (including any parent entity) that acquires all or substantially all of the Business in the Transaction.

“Release Conditions” means your execution (and non-revocation during any applicable revocation period), of a release of claims against the Company and its affiliates (which may include Purchaser and its affiliates), within twenty-one (21) days following the Milestone Date, in substantially the same form as the Company’s standard form of release.

The Stay Bonus will not count toward or be considered in determining payments or benefits due under any other plan, program, or agreement.  In addition, your employment is “at will”, and your employment with the Company and its affiliates may be terminated by either you or the Company or its affiliate (as applicable) at any time and for any reason.  This letter may not be amended or modified except by an agreement in writing signed by you and the Company.  This letter will be binding upon any successor of the Company (including, following any Transaction and to the extent assigned by the Company to, the Purchaser) in the same manner and to the same extent that the Company would be obligated under this letter if no succession had taken place.

This letter agreement will be governed by, and construed in accordance with, the laws of Delaware without reference to conflict of law rules.  All payments hereunder are subject to withholding for applicable income and payroll taxes or otherwise as required by law.

Please be mindful of the fact that the Company has made this stay bonus opportunity available to a select group of employees of the Company.  Please keep confidential the fact that you have received this letter agreement as well as the contents of this letter agreement.

In consideration for receipt of this Stay Bonus opportunity, you hereby agree and consent to the assignment of this letter agreement, any employment agreement to which you may be a party with the Company or any of its affiliates, and any agreement(s) containing any covenant not to disclose confidential information, not to solicit employees or customer, not to compete and any other similar restrictive covenants, in each case by the Company or its respective affiliate, to any Purchaser, in which case the Purchaser shall assume all rights and obligations of the Company and/or its affiliates thereunder.  Please confirm your agreement to the foregoing by executing this letter as indicated below and returning a copy of such executed letter agreement to me (David Dart, Chief Human Resources Officer) by no later than February 6, 2020.

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[Signature Page Follows]

Sincerely,

By:	/s/ David Dart
Name: David Dart
Title: Chief Human Resources Officer

Acknowledged and Agreed this 31st day of January, 2020:
/s/ Dion Persson
Dion Persson